Leonardo DRS Announces Financial Results for
Fourth Quarter and Full Year 2025

•Revenue: $1.1 billion for the fourth quarter and $3.6 billion for the year
•Net Earnings: $102 million for the fourth quarter and $278 million for the year
•Adjusted EBITDA: $158 million for the fourth quarter and $453 million for the year
•Diluted EPS: $0.38 for the fourth quarter and $1.03 for the year
•Adjusted Diluted EPS: $0.42 for the fourth quarter and $1.15 for the year
•Bookings: $1.1 billion for the fourth quarter and $4.2 billion for the year (full year 2025 book-to-bill ratio of 1.2x)
•Backlog: $8.7 billion, up 3% from prior year
•Initiates strong 2026 guidance

ARLINGTON, Va., (BUSINESS WIRE) February 24, 2026 — Leonardo DRS, Inc. (Nasdaq: DRS), a leading provider of advanced defense technologies, today reported financial results for the fourth quarter and full year ended December 31, 2025.

CEO Commentary
“Our 2025 results exemplify another year of exceptional customer demand and double-digit revenue growth. We are investing, innovating and delivering mission-critical capabilities at speed for our customers. Our company’s success is intrinsically tied to the success of our customers and is powered by our talented people. As we look forward, we will leverage our platform-agnostic approach, differentiated technology portfolio and innovation to drive continued, sustainable growth,” said John Baylouny, President and CEO of Leonardo DRS.

Summary Financial Results

(In millions, except per share amounts)	Fourth Quarter			Full Year
	2025	2024	Change	2025	2024	Change
Revenues	$1,060	$981	8%	$3,648	$3,234	13%

Net Earnings	$102	$89	15%	$278	$213	31%
Diluted weighted average number of shares outstanding (WASO)	268.423	268.955		268.726	267.733
Diluted Earnings Per Share (EPS)	$0.38	$0.33	15%	$1.03	$0.80	29%

Non-GAAP Financial Measures (1)
Adjusted EBITDA	$158	$148	7%	$453	$400	13%
Adjusted EBITDA Margin	14.9%	15.1%	(20) bps	12.4%	12.4%	— bps

Adjusted Net Earnings	$114	$101	13%	$308	$249	24%
Adjusted Diluted EPS	$0.42	$0.38	11%	$1.15	$0.93	24%

(1) The company reports its financials in accordance with U.S. generally accepted accounting principles (“GAAP”). Information about the company’s use of non-GAAP financial measures, including a reconciliation of the non-GAAP financial measures to the most comparable financial measures calculated and presented in accordance with U.S. GAAP, is provided under "Non-GAAP Financial Measures."

Summary of Non-Routine Items

(In millions)	Full Year 2025
	ASC	IMS	Total DRS
Legacy Foreign Ground Surveillance Program Conclusion	—	(67)	(67)
Quantum Laser IP License Agreement	73	—	73
Net Impact to Revenue	$73	($67)	$6

Legacy Foreign Ground Surveillance Program Conclusion	—	(65)	(65)
Quantum Laser IP License Agreement	73	—	73
Net Impact to Adjusted EBITDA	$73	($65)	$8

Both Q4 and full year 2025 financial results were impacted by two non-routine items, which are most visible at the operating segment level. The company entered into a transaction with a customer to license its laser intellectual property for quantum applications to a leading quantum computing technology company. The company entered into a 10-year license agreement totaling $100 million, which resulted in a net present value of $73 million reflected in both fourth quarter and full year 2025 revenue and Adjusted EBITDA at the company level and within the Advanced Sensing and Computing (“ASC”) segment. Additionally, in the fourth quarter the company entered into a memorandum of understanding to conclude work on a legacy foreign ground surveillance program. The conclusion of this program resulted in a $67 million negative impact to revenue and a $65 million headwind to Adjusted EBITDA at the company level and within the Integrated Mission Systems (“IMS”) segment for full year 2025. Collectively, these two non-routine items will be referred to as the “net non-routine impact”. The company’s GAAP and non-GAAP metrics for both the Q4 and full year 2025 periods include the impact of these items.

Revenue growth for the fourth quarter was up 8% compared to 2024. The year-over-year growth in Q4 was propelled by strong demand for tactical radars, electric power and propulsion and advanced infrared sensing as well as a tailwind from the net non-routine impact. Full year 2025 revenue growth was 13% over the prior year with robust growth evident throughout the business.

Adjusted EBITDA growth in the fourth quarter was largely from higher volume and the tailwind from the net non-routine impact but margin contraction resulted from less favorable mix and less efficient program execution primarily driven by increased material input costs. Similarly, full year 2025 Adjusted EBITDA growth came from higher volume and improved profitability on the Columbia Class program but margin remained flat due to greater investment in internal research and development and less efficient program execution primarily driven by increased material input costs.

Strong operating performance combined with decreased interest and other (net) expense along with a reduced tax rate drove year-over-year net earnings and Adjusted Net Earnings growth for both the fourth quarter and full year 2025. The factors driving net earnings and Adjusted Net Earnings also translated to diluted EPS and Adjusted Diluted EPS growth in the quarter and for the full year.

Cash Flow
Net cash flow generated by operating activities was $425 million for the fourth quarter and $366 million for the full year. Additionally, the company generated significant Free Cash Flow in the fourth quarter of $376 million and full year Free Cash Flow was $227 million.

Dividend and Stock Repurchases
During the fourth quarter, the company paid dividends to shareholders totaling approximately $24 million or $0.09 per common share. In full year 2025, the company paid a total of $96 million in dividends or $0.36 per common share. DRS today announced that its Board of Directors declared a cash dividend of $0.09 per common share payable on March 24, 2026, to shareholders of record on March 10, 2026.

In Q4, the company repurchased 292,564 shares of its common stock for approximately $11 million. For the full year, the company repurchased 893,292 shares of its common stock for approximately $35 million.

Balance Sheet
At year end, the balance sheet had $647 million of cash and $191 million of outstanding borrowings under the company’s credit facility, which provides the company with sufficient financial capacity to deploy capital for growth and return capital to shareholders, while maintaining a healthy balance sheet.

Bookings and Backlog

(Dollars in millions)	Fourth Quarter		Full Year
	2025	2024	2025	2024
Bookings	$1,094	$1,270	$4,245	$4,077
Book-to-Bill	1.0x	1.3x	1.2x	1.3x
Backlog	$8,731	$8,509	$8,731	$8,509

DRS received $1.1 billion in new funded contract awards during the fourth quarter and $4.2 billion for the full year. Fourth quarter bookings were primarily driven by electric power and propulsion programs aided by demand for advanced infrared sensing and tactical radar technologies. Full year bookings showed exceptional diversity with demand evident throughout the business. Customer demand in 2025 was most apparent for electric power and propulsion, advanced infrared sensing, counter UAS, naval network computing and tactical radar technologies.

Strong full year bookings drove the company’s fourth consecutive year of a book-to-bill ratio of 1.2x or better. Healthy contract awards resulted in increased total and funded backlog, which stood at $8.7 billion and $4.6 billion at year end, respectively.

Segment Results
Advanced Sensing and Computing (ASC) Segment

(Dollars in millions)	Fourth Quarter			Full Year
	2025	2024	Change	2025	2024	Change
Revenues	$722	$660	9%	$2,355	$2,118	11%
Operating Earnings	$133	$82	62%	$240	$183	31%
Operating Margin	18.4%	12.4%	600 bps	10.2%	8.6%	160 bps
Bookings	$474	$721		$2,459	$2,609
Book-to-Bill	0.7x	1.1x		1.0x	1.2x

Non-GAAP Financial Measures (1)
Segment Adjusted EBITDA	$152	$102	49%	$316	$262	21%
Segment Adjusted EBITDA Margin	21.1%	15.5%	560 bps	13.4%	12.4%	100 bps

(1) The company reports its financials in accordance with U.S. GAAP. Information about the company’s use of non-GAAP financial measures, including a reconciliation of the non-GAAP financial measures to the most comparable financial measures calculated and presented in accordance with U.S. GAAP, is provided under "Non-GAAP Financial Measures."

In the fourth quarter, ASC bookings were driven by demand for the company’s advanced infrared sensing, tactical radars, lasers and ground network computing technologies. Full year bookings were bolstered by demand for advanced infrared sensing, naval network computing, tactical radars and airborne and intelligence sensing.

ASC revenues were up in Q4 as the quantum laser IP license and robust growth in tactical radar programs offset less favorable compares from program timing. Full year ASC revenues reflected strong growth throughout the segment.

ASC Segment Adjusted EBITDA growth in Q4 was primarily driven by the quantum laser IP license agreement. Full year ASC Segment Adjusted EBITDA growth was driven by higher volume and the quantum laser IP license agreement but was offset by increased investment in internal research and development and higher material input costs.

Integrated Mission Systems (IMS) Segment

(Dollars in millions)	Fourth Quarter			Full Year
	2025	2024	Change	2025	2024	Change
Revenues	$343	$326	5%	$1,307	$1,138	15%
Operating Earnings	$—	$40	(100%)	$115	$117	(2%)
Operating Margin	—%	12.3%	(1,230) bps	8.8%	10.3%	(150) bps
Bookings	$620	$549		$1,786	$1,468
Book-to-Bill	1.8x	1.7x		1.4x	1.3x

Non-GAAP Financial Measures (1)
Segment Adjusted EBITDA	$6	$46	(87%)	$137	$138	(1%)
Segment Adjusted EBITDA Margin	1.7%	14.1%	(1,240) bps	10.5%	12.1%	(160) bps

(1) The company reports its financials in accordance with U.S. GAAP. Information about the company’s use of non-GAAP financial measures, including a reconciliation of the non-GAAP financial measures to the most comparable financial measures calculated and presented in accordance with U.S. GAAP, is provided under "Non-GAAP Financial Measures."

IMS bookings for the fourth quarter were primarily driven by strong demand for the company’s electric power and propulsion technologies. Full year bookings reflected customer demand across the segment.

IMS revenue growth in the fourth quarter came from electric power and propulsion programs offset by the headwind from the legacy foreign ground surveillance program conclusion. Full year IMS revenue growth reflected strength across electric power and propulsion as well as counter UAS programs.

Segment Adjusted EBITDA and Segment Adjusted EBITDA margin declined in the fourth quarter and full year caused by the headwind from the legacy foreign ground surveillance program conclusion. This non-routine item overshadowed operational leverage from higher volume and improved program profitability of the Columbia Class program in both periods.

2026 Guidance
Leonardo DRS is initiating 2026 guidance as specified in the table below:

Measure	2026 Guidance	2025 Results
Revenue	$3,850 million - $3,950 million	$3,648 million
Adjusted EBITDA	$505 million - $525 million	$453 million
Tax Rate	18.5%	17.3%
Diluted WASO	269.0 million	268.7 million
Adjusted Diluted EPS	$1.20 - $1.26	$1.15

The company does not provide a reconciliation of forward-looking Adjusted EBITDA and Adjusted Diluted EPS due to the inherent difficulty in forecasting and quantifying the adjustments that are necessary to calculate such non-GAAP measures without unreasonable effort. Material changes to any one of these items could have a significant effect on future GAAP results.

Conference Call
Leonardo DRS management will host a conference call beginning at 10:00 a.m. ET on February 24, 2026 to discuss the financial results for its fourth quarter and full year 2025.

A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leonardo DRS Investor Relations website (https://investors.leonardodrs.com).

A replay of the conference call will be available on the Leonardo DRS website approximately 2 hours after the conclusion of the conference call.

About Leonardo DRS
Headquartered in Arlington, VA, Leonardo DRS, Inc. is an innovative and agile provider of advanced defense technology to U.S. national security customers and allies around the world. We specialize in the design, development and manufacture of advanced sensing, network computing, force protection, and electric power and propulsion, and other leading mission-critical technologies. Our innovative people are leading the way in developing disruptive technologies for autonomous, dynamic, interconnected, and multi-domain capabilities to defend against new and emerging threats. For more information and to learn more about our full range of capabilities, visit www.LeonardoDRS.com.

Leonardo DRS Contacts

Investors	Media
Steve Vather	Carrie Robinson
SVP, Corporate Development & Investor Relations	VP, Marketing and Corporate Communications
+1 703 409 2906	+1 321 266 7691
stephen.vather@drs.com	carrie.robinson@drs.com

Forward-Looking Statements
In this press release, when using the terms the “company”, “DRS”, “we”, “us” and “our,” unless otherwise indicated or the context otherwise requires, we are referring to Leonardo DRS, Inc. This press release contains forward-looking statements and cautionary statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “strives,” “targets,” “projects,” “guidance,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. They appear in a number of places throughout this press release and include, without limitation, statements regarding our intentions, beliefs, assumptions or current expectations concerning, among other things, financial goals, financial position, results of operations, cash flows, prospects, strategies or expectations, and the impact of prevailing economic conditions.

Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if future performance and outcomes are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation: disruptions, including from government shutdowns, or deteriorations in our relationship with the relevant agencies of the U.S. government, as well as any failure to pass routine audits or otherwise comply with governmental requirements including those related to security clearance or procurement rules, including the False Claims Act; significant delays, including from government shutdowns, or reductions in appropriations for our programs and changes in U.S. government priorities and spending levels more broadly; any failure to comply with the amended and restated proxy agreement with the U.S. Department of War (“DoW”); the effect of inflation and other cost pressures on our supply chain and/or our labor costs; our mix of fixed-price, cost-plus and time-and-materials type contracts and any resulting impact on our cash flows due to cost overruns; failure to properly comply with various covenants of the agreements governing our debt could negatively impact our business; our dependence on U.S. government contracts, which often are only partially funded and are subject to immediate termination, some of which are classified, and the concentration of our customer base in the U.S. defense industry; our use of estimates in pricing and accounting for many of our programs that are inherently uncertain and which may not prove to be accurate; our ability to realize the full value of our backlog; our ability to predict future capital needs or to obtain additional financing if needed, on terms acceptable to us, if at all; our ability to respond to the rapid technological changes in the markets in which we compete; the effect of global and regional economic downturns and rising interest rates; our ability to meet the requirements of being a public company; our ability to maintain an effective system of internal control over financial reporting; our inability to appropriately manage our inventory; our inability to fully realize the value of our total estimated contract value or bookings; our ability to compete efficiently, including due to U.S. government organizational conflict of interest rules which may limit new contract opportunities or require us to wind down existing contracts; our relationships with other industry participants, including any contractual disputes or the inability of our key suppliers to timely deliver our components, parts or services; preferences or set-asides for small or small disadvantaged businesses could impact our ability to be a prime contractor; any failure to meet our contractual obligations including due to potential impacts to our business from supply chain risks, such as longer lead times and shortages of electronics and other components; any security breach, including any cyber-attack, cyber intrusion, insider threat, or other significant disruption of our IT networks and related systems, as well as any act of terrorism or other threat to our physical security and personnel; our ability to fully exploit or obtain patents or other intellectual property protections necessary to secure our proprietary technology, including our ability to avoid infringing upon the intellectual property of third parties or prevent third parties from infringing upon our own intellectual property; the conduct of our employees, agents, affiliates, subcontractors, suppliers, business partners or joint ventures in which we participate which may impact our reputation and ability to do business; the outcome of litigation, arbitration, investigations, claims, disputes, enforcement actions and other legal proceedings in which we are involved; various geopolitical and economic factors, laws and regulations including the Foreign Corrupt Practices Act, the Export Control Act, the International Traffic in Arms Regulations, the Export Administration Regulations, recent U.S. tariffs imposed or threatened to be imposed on other countries and any related retaliatory actions taken by such countries, and those that we are exposed to as a result of our international business; our ability to obtain export licenses necessary to conduct certain operations abroad, including any attempts by Congress to prevent proposed sales to certain foreign governments; our ability to attract and retain technical and other key personnel; the occurrence of prolonged work stoppages; the unavailability or inadequacy of our insurance coverage, customer indemnifications or other liability protections to cover all of our significant risks or to pay for material losses we incur; future changes in U.S. tax laws and regulations or interpretations thereof; future changes in the DoW’s and other governments’ budgets budget; certain limitations on our ability to use our net operating losses to offset future taxable income; termination of our leases or our inability to renew our leases on acceptable terms; changes in estimates used in accounting for our pension plans, including with respect to the funding status thereof; changes in future business or other market conditions that could cause business investments and/or recorded goodwill or other long-term assets to become impaired; adverse consequences from any acquisitions such as operating difficulties, dilution and other harmful consequences or any modification, delay or prevention of any future acquisition or investment activity by the Committee on Foreign Investment in the United States; natural disasters, severe weather or other significant disruptions; failure to properly contain a global pandemic in a timely manner could materially affect how we and our business partners operate; our compliance with environmental laws and regulations, and any environmental liabilities that may affect our reputation or financial position; any conflict of interest that may arise because Leonardo US Holding, LLC, our majority stockholder, or Leonardo S.p.A., our indirect majority stockholder, may have interests that are different from, or conflict with, those of our other stockholders, including as a result of any ongoing business relationships Leonardo S.p.A. may have with us, and their significant ownership in us may discourage change of control transactions (our amended and restated certificate of incorporation provides that we waive any interest or expectancy in corporate opportunities presented to Leonardo S.p.A); or our obligations to provide certain services to Leonardo S.p.A., which may divert human and financial resources from our business.

You should read this press release completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this press release are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this filing, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, and changes in future operating results over time or otherwise.

Other risks, uncertainties and factors, including those discussed in our latest SEC filings under “Risk Factors” of our latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, all of which may be viewed or obtained through the investor relations section of our website at www.LeonardoDRS.com, could cause our actual results to differ materially from those projected in any forward-looking statements we make. Readers should read the discussion of these factors carefully to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements.

Consolidated Statements of Earnings (Unaudited)

(Dollars in millions, except per share amounts)	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenues	1,060	981	3,648	3,234
Cost of revenues	(791)	(746)	(2,779)	(2,498)
Gross profit	269	235	869	736
General and administrative expenses	(136)	(108)	(497)	(414)
Amortization of acquired intangible assets	(6)	(5)	(22)	(22)
Other operating expenses, net	(1)	(2)	(2)	(7)
Operating earnings	126	120	348	293
Interest expense, net	(1)	(4)	(8)	(21)
Other, net	(1)	(5)	(4)	(8)
Earnings before taxes	124	111	336	264
Income tax provision	(22)	(22)	(58)	(51)
Net earnings	$102	$89	$278	$213

Net earnings per share from common stock:
Basic earnings per share	$0.39	$0.34	$1.05	$0.81
Diluted earnings per share	$0.38	$0.33	$1.03	$0.80

Consolidated Balance Sheets (Unaudited)

(Dollars in millions, except per share amounts)	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$647	$598
Accounts receivable, net	334	253
Contract assets	931	872
Inventories	352	358
Prepaid expenses	26	27
Other current assets	36	55
Total current assets	2,326	2,163
Noncurrent assets:
Property, plant and equipment, net	512	440
Intangible assets, net	112	132
Goodwill	1,238	1,238
Deferred tax assets	88	120
Other noncurrent assets	210	91
Total noncurrent assets	2,160	2,021
Total assets	$4,486	$4,184
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$26	$25
Accounts payable	351	426
Contract liabilities	585	399
Other current liabilities	269	266
Total current liabilities	1,231	1,116
Noncurrent liabilities:
Long-term debt	321	340
Pension and other postretirement benefit plan liabilities	35	34
Deferred tax liabilities	3	7
Other noncurrent liabilities	166	130
Total noncurrent liabilities	$525	$511
Stockholders' equity:
Preferred stock, $0.01 par value: 10,000,000 shares authorized; none issued	$—	$—
Common stock, $0.01 par value: 350,000,000 shares authorized; 265,822,404 and 265,064,755 shares issued and outstanding as of December 31, 2025 and 2024, respectively	3	3
Additional paid-in capital	5,083	5,194
Accumulated deficit	(2,315)	(2,593)
Accumulated other comprehensive loss	(41)	(47)
Total stockholders' equity	2,730	2,557
Total liabilities and stockholders' equity	$4,486	$4,184

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in millions)	Year Ended
	December 31,
	2025	2024
Operating activities
Net earnings	$278	$213
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	93	91
Deferred income taxes	28	23
Stock-based compensation expense	32	22
Other	—	1
Changes in assets and liabilities:
Accounts receivable	(81)	(102)
Contract assets	(59)	36
Inventories	6	(29)
Prepaid expenses	1	(6)
Other current assets	23	(13)
Other noncurrent assets	(57)	17
Defined benefit obligations	3	(2)
Accounts payable	(79)	15
Contract liabilities	186	64
Other current liabilities	3	(39)
Other noncurrent liabilities	(11)	(20)
Net cash provided by operating activities	366	271
Investing activities
Capital expenditures	(139)	(85)
Proceeds from sales of assets	—	1
Purchases of investments	(15)	—
Net cash used in investing activities	(154)	(84)
Financing activities
Net increase (decrease) in borrowings (maturities of 90 days or less)	1	(32)
Repayments of borrowings	(11)	(291)
Proceeds from borrowings	—	280
Proceeds from stock issuance	9	16
Repurchases of common stock	(35)	—
Payments of employee taxes withheld from stock-based awards	(21)	(19)
Dividends paid	(28)	—
Dividends paid to related party	(68)	—
Other	(10)	(10)
Net cash used in financing activities	(163)	(56)
Effect of exchange rate changes on cash and cash equivalents	—	—
Net increase in cash and cash equivalents	49	131
Cash and cash equivalents at beginning of year	598	467
Cash and cash equivalents at end of year	$647	$598

Non-GAAP Financial Measures (Unaudited)
In addition to the results reported in accordance with U.S. GAAP included throughout this document, the company has provided information regarding “Adjusted EBITDA,” “Adjusted EBITDA Margin,” “Segment Adjusted EBITDA,” “Segment Adjusted EBITDA Margin,” “Adjusted Net Earnings,” “Adjusted Diluted Earnings Per Share” and “Free Cash Flow” (each, a non-GAAP financial measure).

We believe the non-GAAP financial measures presented in this document will help investors understand our financial condition and operating results and assess our future prospects. We believe these non-GAAP financial measures, each of which is discussed in greater detail below, are important supplemental measures because they exclude unusual or non-recurring items as well as non-cash items that are unrelated to or may not be indicative of our ongoing operating results. Further, when read in conjunction with our GAAP results, these non-GAAP financial measures provide a baseline for analyzing trends in our underlying businesses and can be used by management as a tool to help make financial, operational and planning decisions. Finally, these measures are often used by analysts and other interested parties to evaluate companies in our industry by providing more comparable measures that are less affected by factors such as capital structure.

We recognize that these non-GAAP financial measures have limitations, including that they may be calculated differently by other companies or may be used under different circumstances or for different purposes, thereby affecting their comparability from company to company. In order to compensate for these and the other limitations discussed below, management does not consider these measures in isolation from or as alternatives to the comparable financial measures determined in accordance with U.S. GAAP. Readers should review the reconciliations below and should not rely on any single financial measure to evaluate our business.

We define these non-GAAP financial measures as:

Adjusted EBITDA and Adjusted EBITDA Margin are defined as net earnings before income taxes, interest expense, amortization of acquired intangible assets, depreciation, deal-related transaction costs, restructuring costs and other one-time non-operational events (which include non-service pension expense, legal liability accrual reversals, executive transition costs and foreign exchange impacts), then in the case of Adjusted EBITDA Margin dividing Adjusted EBITDA by revenues.

(Dollars in millions)	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net earnings	$102	$89	$278	$213
Income tax provision	22	22	58	51
Interest expense, net	1	4	8	21
Amortization of intangibles	6	5	22	22
Depreciation	18	18	71	69
Deal-related transaction costs	—	2	—	7
Restructuring costs	1	3	2	8
Other one-time non-operational events	8	5	14	9
Adjusted EBITDA	$158	$148	$453	$400
Adjusted EBITDA Margin	14.9%	15.1%	12.4%	12.4%

Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin are defined as operating earnings before amortization of acquired intangible assets, depreciation, deal-related transaction costs, restructuring costs and other one-time non-operational events, then in the case of Segment Adjusted EBITDA Margin dividing Segment Adjusted EBITDA by revenues.

Advanced Sensing & Computing (ASC) Segment Adjusted EBITDA

(Dollars in millions)	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Operating earnings	$133	$82	$240	$183
Amortization of intangibles	6	5	22	22
Depreciation	13	12	49	48
Restructuring costs	1	3	2	8
Other one-time non-operational events	(1)	—	3	1
Segment Adjusted EBITDA	$152	$102	$316	$262
Segment Adjusted EBITDA Margin	21.1%	15.5%	13.4%	12.4%

Integrated Mission Systems (IMS) Segment Adjusted EBITDA

(Dollars in millions)	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Operating earnings	$—	$40	$115	$117
Depreciation	5	6	22	21
Other one-time non-operational events	1	—	—	—
Segment Adjusted EBITDA	$6	$46	$137	$138
Segment Adjusted EBITDA Margin	1.7%	14.1%	10.5%	12.1%

Adjusted Net Earnings and Adjusted Diluted EPS are defined as net earnings excluding amortization of acquired intangible assets, deal-related transaction costs, restructuring costs and other one-time non-operational events (which include non-service pension expense, legal liability accrual reversals, executive transition costs and foreign exchange impacts), and the related tax impacts, then in the case of Adjusted Diluted EPS dividing Adjusted Net Earnings by the diluted weighted average number of shares outstanding (WASO).

(In millions, except per share amounts)	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net earnings	$102	$89	$278	$213
Amortization of intangibles	6	5	22	22
Deal-related transaction costs	—	2	—	7
Restructuring costs	1	3	2	8
Other one-time non-operational events	8	5	14	9
Tax effect of adjustments (1)	(3)	(3)	(8)	(10)
Adjusted Net Earnings	$114	$101	$308	$249

Per share information
Diluted WASO	268.423	268.955	268.726	267.733

Diluted EPS	$0.38	$0.33	$1.03	$0.80
Adjusted Diluted EPS	$0.42	$0.38	$1.15	$0.93

(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

Free Cash Flow is defined as the sum of the cash flows provided by (used in) operating activities, transaction-related expenditures (net of tax), capital expenditures and proceeds from sale of assets.

(Dollars in millions)	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net cash provided by operating activities	$425	$443	$366	$271
Transaction-related expenditures, net of tax	—	2	—	3
Capital expenditures	(49)	(29)	(139)	(85)
Proceeds from sales of assets	—	—	—	1
Free Cash Flow	$376	$416	$227	$190